Integration Performance Incentive Plan

Introduction
This document summarizes the Federal Home Loan Bank of Des Moines’ Integration Performance Incentive Plan (IPIP). The plan provides incentive compensation opportunity for employees identified as having a significant role in the merger with the FHLBank of Seattle. This incentive opportunity is in addition to the opportunity provided in the incentive plan and recognizes the additional time and effort required for the merger. Each participant is provided information on his or her incentive opportunity and the specific goals as part of the plan communication.

Incentive Plan Design
There are two primary phases in the merger that correspond to two parts of the IPIP.

•	Phase 1 is defined as the date of the definitive agreement to the date of merger.

•	Phase 2 is defined as the date of merger through the integration date. The integration date is defined as the date when approximately 80% of the work is complete in merging the two banks.

Each phase is important to the merger. The two phases are addressed independently in the plan with different measurement goals. Phase 1 is anticipated to have a shorter duration than Phase 2 and includes work that will be completed even if the merger does not occur. Phase 2 work will only occur if the merger is approved by the members and the regulator.

Phase 1 Specifics

1.	Participants in Phase 1 are identified during the due diligence period and informed of their participation, related goals, and reward opportunity when a definitive agreement is executed.

2.	Performance goals are specified that support the development of department plans required to merge the two banks. Three to five department performance measures are developed for each department.

3.	The results of the department performance measures will be assessed by the Executive Team with payouts approved by the CEO.

4.	Potential award payouts will occur after all department plans are completed, and will be paid whether the merger is ultimately approved or not approved.

Phase 2 Specifics

1.	Participants in Phase 2 are identified prior to the merger approval and informed of their participation, related goals, and reward opportunity after merger approval.

2.	Phase 2 performance goals are measured at two levels: department-specific measures and bank-wide measures.

a.	Department-specific measures support the integration of the two banks at the department level. Three to five performance measures are developed for each department.

b.	Bank-wide measures articulate the successful integration of the banks at a holistic level. Three to five measures are identified for overall success of the merger.

3.	The weightings of the two measurement levels depends on the tier of the participating position. The chart below shows the relative measurement weighting by position.

	Department	Bank-wide
Executives	0%	100%
Sr. Officers	30%	70%
Individual Contributor / Manager	70%	30%

4.
Bank-wide measures are identified for Phase 2 that articulate the successful integration of the banks. We anticipate the identification of three to five measures that may include a member evaluation, a board evaluation, and quantitative measures.

5.
The results of the department performance measures will be assessed by the Executive Team and communicated to the HRC for final payout approval. Potential department payouts may occur at different times when the department goals are complete.

6.
The HRC will determine success against the bank-wide measures. The Committee will have the ability to exercise negative discretion on individual payouts or payouts for the entire participant group. Potential payouts for the bank-wide measures occur at the integration date (The integration date is defined as the date when approximately 80% of the work is complete in merging the two banks.)

Plan Administration

Eligibility
To receive an incentive, participants must:

•	Be identified in advance for participation in each phase of the IPIP.

•	Have written goals and the incentive opportunity communicated to them by their department heads.

•	Be employed by the Bank at the time of the payouts for the respective plan phases.

•	Be performing satisfactorily, as noted on their latest annual performance review, and not on a Performance Improvement Plan during the plan year.

Partial Year Pro-Rating
Employees who become participants after the start of either Phase 1 or Phase 2 may participate in the IPIP. The incentive opportunity is pro-rated based on actual start or transfer date.

Retirement, Disability, or Death
If a participant ceases employment with the Bank because of retirement, death, or disability, the participant or beneficiary shall receive a pro-rated incentive based on the time of active employment during the phase of the IPIP. The incentive will be calculated and paid to the participant or beneficiary at the end of the performance period.

Golden Parachute Limitation
The Bank acknowledges that the intent is that benefits under this IPIP shall not constitute an “excess parachute payment” under § 280G of the Code, which would trigger an excise tax under Code § 4999. To give effect to that intent, and notwithstanding any other provision of this IPIP to the contrary, if the value of any compensation (in whatever form) provided pursuant to this IPIP is counted as a “parachute payment” within the meaning of § 280G(b)(2) of the Code, and the value of all such parachute payments would exceed 299% of the “base amount” applicable under §280G of the Code, then the amount of any payment under this IPIP shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Executive’s base amount.

In addition, the IPIP is subject to the requirements of part 1231 of subchapter B of title 12 CFR Chapter XII regarding golden parachute payments. This IPIP, and any payments made hereunder, shall comply with such regulations as applicable.

Leaves of Absence
Leaves of absence lasting longer than four weeks will result in a partial payment based on the period of the year for which the participant was an active employee of the Bank. A minimum of six months active employment in a respective IPIP phase is required for participation. Participants on disability or unpaid leave at the time payments are made will receive payments, if any, upon returning from leave to active duty. Participants who fail to return to work will not be eligible for payment.

Payment
Payments for the earned incentives will be made after assessment of performance results against goals and required approvals. Taxes are withheld at time of payment.

Effective Date
The effective date of this plan is September 18, 2014. The plan is in effect only during the two defined phases related to the merger of the Des Moines and Seattle Federal Home Loan Banks.

Termination/Amendment
Nothing in this document is intended to create an expressed or implied contract of employment and / or any other obligation related to compensation. The Bank reserves the right to modify, amend, supersede, or terminate this plan at any time. This document supersedes any prior written or oral communication regarding terms and conditions of the Bank’s compensation plans.

The Bank retains the discretionary authority to determine eligibility and payments under the incentive plan, and the HRC Committee of the Board of Directors is the final arbiter of any disputes concerning the interpretation or operation of this plan.

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